Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Michele Howard

770-441-2051

IMMUCOR ANNOUNCES FISCAL FOURTH QUARTER RESULTS

NORCROSS, Ga., July 23, 2009 – Immucor, Inc. (NASDAQ: BLUD), a global leader in providing automated instrument-reagent systems to the blood transfusion industry, today reported financial results for the fiscal fourth quarter ended May 31, 2009.

Fourth Quarter Financial Highlights

•	Revenue for the fiscal fourth quarter of 2009 was $79.0 million, up 15% from $68.6 million in the same period last year.

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Gross margin was 69.9% in the quarter, compared with 72.0% in the prior year quarter. Current quarter gross margin included expenses of approximately $1.8 million related to the Quality Process Improvement Project.

•	Net income in the quarter was $19.4 million, compared with $18.3 million for the same quarter last year.

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Diluted earnings per share totaled $0.27 in the quarter, compared with $0.26 for the same period last year. The current year quarter included the impact from the Quality Process Improvement Project of approximately $0.02 per diluted share, net of tax.

•	The current year quarter included the results of BioArray Solutions, which was acquired on August 4, 2008.

Full Year Results

•	For fiscal 2009, revenue was $300.5 million, up 15% from $261.2 million in the prior year.

•	Gross margin was 71.9%, up from 71.0% in the prior year. Full year gross margin included expenses related to the Quality Process Improvement Project of approximately $2.4 million.

•

Net income was $76.2 million, or $1.07 per diluted share, compared with $71.5 million, or $1.00 per diluted share in the prior year. Fiscal 2009 included expenses related to the Quality Process Improvement Project of approximately $0.02 per diluted share, net of tax.

•	Cash flow from operations for the year ended May 31, 2009 was $79.8 million, compared with $75.1 million in the prior year.

•	The current year financials included 10 months of results for BioArray.

“For fiscal 2009, we achieved record revenue, earnings and cash flow from operations,” stated Dr. Gioacchino De Chirico, Immucor’s President and Chief Executive Officer. “Our growth has been driven by the success of our automation strategy combined with the fact that our reagent product offering is necessary to ensure the safety of transfusions.”

Selected Product Revenue and Gross Margin

	($ amounts in thousands)
	Fiscal Q4 2009		Fiscal Q4 2008		Revenue Growth
	Revenue	Gross Margin	Revenue	Gross Margin	$	%
Traditional reagents	$52,149	75.3%	$45,274	77.4%	$6,875	15%
Capture reagents	17,057	84.1%	15,027	86.5%	2,030	14%
Instruments	9,058	18.0%	8,312	16.0%	746	9%

Consolidated revenue was $79.0 million in the current year quarter, an increase of approximately $10.4 million, or 15%, over the fourth quarter of fiscal 2008. Revenue in the quarter benefited from both price and volume contributions. Revenue in the quarter was negatively impacted by approximately $3.0 million from foreign currency translation as compared with the fourth quarter of fiscal 2008.

Consolidated gross margin was $55.2 million, or 69.9% of revenue, in the current year quarter compared with $49.4 million, or 72.0% of revenue, in the prior year quarter. During the current year quarter, gross margin was negatively impacted by costs related to the Company’s Quality Process Improvement Project, which focuses on improving the quality department’s processes and procedures.

“Our Quality Process Improvement Project is progressing well and we continue to target a project completion date by the end of our third fiscal quarter of 2010,” stated Dr. De Chirico. “We are confident that our efforts will produce a world-class quality system that will be the foundation for the future.”

Operating Expenses

Operating expenses for the fourth quarter increased approximately $4.9 million, or 23%, over the prior year quarter primarily attributable to the BioArray acquisition as well as the Company’s initiative to sell its products directly to the end user in the French and United Kingdom markets.

Summary of Instrument Orders

Instrument	Q4 2009 Orders			Cumulative Orders (3)
	N.A. (1)	ROW (2)	Total
Echo	65	20	85	603
Galileo	1	9	10	637

(1)	N.A. – North America (the U.S. and Canada)
(2)	ROW – all parts of the world other than the U.S. and Canada
(3)	Cumulative Orders – total orders received since the launch of the instrument

For fiscal 2009, the Company received 349 Echo orders and 63 Galileo orders. Of the cumulative orders since the instruments’ launch, approximately 360 Echo orders and 596 Galileo orders were generating reagent revenue at their expected annualized run rate as of May 31, 2009, an increase of 91 Echo instruments and 23 Galileo instruments in the fiscal fourth quarter.

“The market’s acceptance of our Echo instrument, which is targeted at the small- to medium-sized hospital segment, has been remarkable. In the first 2 years since launch, we achieved more than 600 orders, which represents approximately 10% of our estimated addressable worldwide market,” stated Dr. De Chirico.

“We expect to launch our next generation Galileo instrument, the Galileo NeoTM, in early 2010. Targeted at high volume customers, the Galileo Neo is our fourth generation automated instrument,” stated Dr. De Chirico. “We have the newest instrumentation on the market and believe that both Immucor and our customers benefit from our automation strategy.”

Fiscal 2010 Guidance

The Company continues to expect fiscal 2010 consolidated revenue in the range of $322 million to $332 million and consolidated gross margins in the range of 70.0% to 71.5%. The Company’s Quality Process Improvement Project is included in cost of goods sold. The Company continues to expect expenses related to the project in fiscal 2010 to be in the range of $4.0 million to $4.5 million.

The Company continues to expect diluted earnings per share to be in the range of $1.10 to $1.17 for fiscal 2010, which includes the approximately $0.04 per share impact, net of tax, related to the Quality Process Improvement Project. The Company’s fiscal 2010 guidance also includes a full year of BioArray expenses. BioArray was acquired on August 4, 2008.

“We believe in our opportunities for long-term sustainable growth and will continue to focus on the business to produce results that provide returns for both our customers and our shareholders,” stated Dr. De Chirico.

Conference Call

Immucor, Inc. will host a conference call Friday, July 24, 2009 at 8:30 AM (Eastern Time) to review these results. To participate in the telephone conference call, dial 1-888-324-9321 (Passcode: BLUD). The Company will also provide a live audio broadcast of the call via webcast. The webcast can be accessed at www.immucor.com in the “About Us – Investor Information” section by selecting the webcast link. For those unable to listen to the live broadcast of the call, a replay will be available shortly after completion of the call and will be archived on Immucor’s website for approximately 60 days. Additionally, a replay of the call will be available for one week beginning at noon on July 24, 2009 by calling 1-866-453-1998 (Passcode: 2583).

About Immucor

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments. For more information on Immucor, please visit our website at www.immucor.com.

Safe Harbor Statement

This press release contains statements that are “forward-looking statements” as that term is defined under federal securities laws. Forward-looking statements contained in this press release include the intent, belief or current expectations of the Company and members of its management team with respect to the Company’s future business operations as well as the assumptions upon which such statements are based. Forward-looking statements include specifically, but are not limited to: fiscal 2010 revenue projections, gross margin projections, fully diluted earnings per share projections and Quality Process Improvement Project projections, including projected expenses and completion date. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. In addition, results for one fiscal quarter are not necessarily indicative of results for any future period. Factors that could cause actual results to differ materially from those expressed in any forward-looking statement include, but are not limited to: the outcome and costs associated with the Company’s Quality Process Improvement Project; the outcome of the administrative action (“notice of intent to revoke our biological license”) received by the FDA; customer reaction to the FDA action and the subsequent impact on the business; lower than expected demand for the Company’s instruments; the decision of customers to defer capital spending; the unexpected change in the mix of instruments being purchased instead of acquired through other means, which could significantly change costs recognized in the period; the inability of customers to efficiently integrate the Company’s instruments into their blood banking operations; increased competition in the sale of instruments and reagents, particularly in North America; unanticipated operational problems that result in non-compliance with FDA regulations; the failure to effectively integrate BioArray operations into the Company’s overall operations; product development obstacles including obstacles related to the Galileo Neo as well as the next generation automated instrument for the molecular immunohematology products; regulatory obstacles including obstacles in securing regulatory approval of the BioArray technology; the inability to hire and retain, and the unexpected loss of key managers; changes in interest rates; fluctuations in foreign currency conversion rates; the strengthening of the U.S. Dollar versus any of the functional currencies in which the Company operates and its adverse impact on reported results; the inability of the Company’s Japanese, French and United Kingdom subsidiaries to attain expected revenue, gross margin and net income levels; the outcome of any legal claims or regulatory investigations known or unknown, including the ongoing investigations by the Department of Justice and Federal Trade Commission, and related customer class action lawsuits; the Company’s inability to protect its intellectual property or its infringement of the intellectual property of others; lower than expected market acceptance of the molecular immunohematology products; the unexpected application of different accounting rules; general economic conditions; and adverse developments with respect to the operation or performance of the Company, its products and its affiliates or the market price of its common stock. Additional factors that could cause actual results to differ materially from those contemplated within this Press Release can be found in the Company’s Risk Factor disclosures in its Form 10-K for the year ended May 31, 2009. Immucor assumes no obligation to update any forward-looking statements.

IMMUCOR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands except per share data)

	Three Months Ended		Year Ended
	May 31, 2009	May 31, 2008	May 31, 2009	May 31, 2008

NET SALES	$79,041	$68,614	$300,547	$261,199

COST OF SALES	23,802	19,221	84,536	75,710

GROSS PROFIT	55,239	49,393	216,011	185,489

OPERATING EXPENSES
Research and development	3,144	1,443	10,698	6,454
Selling and marketing	9,654	9,951	39,191	32,970
Distribution	3,383	3,183	13,708	11,394
General and administrative	8,813	6,540	31,717	25,925
Restructuring expense	—	—	—	646
Amortization expense and other	1,072	96	3,739	357

Total operating expenses	26,066	21,213	99,053	77,746

INCOME FROM OPERATIONS	29,173	28,180	116,958	107,743

NON-OPERATING INCOME (EXPENSE)
Interest income	149	759	1,957	4,263
Interest expense	(5)	(79)	(250)	(371)
Other, net	281	(39)	(1,684)	33

Total non-operating income (expense)	425	641	23	3,925

INCOME BEFORE INCOME TAXES	29,598	28,821	116,981	111,668
PROVISION FOR INCOME TAXES	10,166	10,547	40,798	40,214

NET INCOME	$19,432	$18,274	$76,183	$71,454

Earnings per share:
Per common share - basic	$0.28	$0.26	$1.08	$1.02

Per common share - diluted	$0.27	$0.26	$1.07	$1.00

Weighted average shares outstanding:
Basic	70,447	70,090	70,382	69,867

Diluted	71,055	71,119	71,168	71,109

IMMUCOR, INC.

SELECTED CONDENSED CONSOLIDATED BALANCE SHEET ITEMS

(Unaudited, in thousands)

	May 31, 2009	May 31, 2008
Cash	$136,461	$175,056
Accounts receivable - trade	57,017	52,720
Inventory	38,256	32,228
Total current assets	244,850	271,575
Property and equipment - net	43,461	36,426
Total assets	451,340	364,950

Accounts payable	9,344	7,546
Deferred revenue, current portion	11,222	11,146
Total current liabilities	52,288	41,019
Deferred revenue, long-term portion	10,871	13,010
Other liabilities	3,603	3,225
Shareholders’ equity	384,578	307,696

IMMUCOR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Years Ended
	May 31, 2009	May 31, 2008
OPERATING ACTIVITIES:
Net income	$76,183	$71,454
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,306	8,376
Share-based compensation expense	5,904	3,678
Deferred income taxes	5	(1,751)
Excess tax benefit from share-based compensation	(3,253)	(7,539)
Other	1,200	(804)
Changes in operating assets and liabilities, net of effects from acquired companies	(13,523)	1,691

Cash provided by operating activities	79,822	75,105

INVESTING ACTIVITIES:
Purchases of property and equipment	(8,602)	(11,573)
Acquisition of businesses, net of cash acquired Other	(107,954)	—
	—	(4,120)

Cash used in investing activities	(116,556)	(15,693)

FINANCING ACTIVITIES:
Repayments of long-term debt and liabilities	(206)	(4,652)
Repurchase of common stock	(7,621)	(5,549)
Proceeds from exercise of stock options	3,178	2,734
Excess tax benefit from share-based compensation	3,253	7,539

Cash (used in) provided by financing activities	(1,396)	72

EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(465)	2,021

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(38,595)	61,505
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	175,056	113,551

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$136,461	$175,056

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